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                                                                    EXHIBIT 99.3

                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       One Beacon Street
                                       Boston, MA 02108-3194

                                       November 27, 2002



BY HAND AND TELECOPY AND FEDERAL EXPRESS

TO OPERATOR:
Marriott Senior Living Services, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Chief Financial Officer and
          Law Department (Senior Living Services Operations)

COPY TO:
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: General Counsel and
          Law Department (Senior Living Services Operations)

                           RE:      NOTICE OF TERMINATIONS

Ladies and Gentlemen:


                  As you know, this firm represents Senior Housing Properties Trust ("SNH") and Five Star Quality Care, Inc. ("FVE" or "Five Star") and is authorized to send this letter on their behalf. In view of the breakdown of our settlement attempts earlier today, the following notice will become effective immediately after the close of business today in the absence of your payment of the monetary defaults. These monetary defaults include your default for failing to pay at least $1,983,470 which Mr. Dearing's letter of October 13 admits is now due.

                  As you know, SNH owns 31 senior living communities leased to FVE, and managed by Marriott Senior Living Services, Inc. ("MSLS"). The contractual relationship between SNH/FVE and MSLS is governed by various Operating and Management Agreements, as amended (collectively, the "Agreements").

                  Among other prior communications, SNH/FVE sent a detailed letter to MSLS on October 11, 2002, in which SNH/FVE detailed multiple instances of MSLS's failures to perform its duties pursuant to the Agreements, failures to act in good faith and deal fairly, and failures to


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provide SNH/FVE with reasonable information. SNH/FVE requested that MSLS respond to the letter and provide reasons for its failures to perform as required by the Agreements.

                  SNH/FVE sent a notice of defaults to MSLS on November 13, 2002. The notice of defaults incorporated the October 11th letter by reference and gave notice to MSLS of its numerous material breaches of clauses in the Agreements, as well as giving notice that MSLS was in material breach of its contractual duties pursuant to applicable law. Furthermore, SNH/FVE provided notice that MSLS' aforementioned violations constitute multiple Defaults pursuant to Sections 16.01(D), (E), and (F) of the Agreements. SNH/FVE ended the notice of defaults with a demand that MSLS cure its Defaults within the contractually specified time periods in Sections 16.02(B) and (C) of the Agreements.

                  A letter dated November 13, 2002 from Mr. Michael Dearing, Senior Vice President of Marriott International, Inc., appears to acknowledge that at least $1,983,470 is due with respect to payment defaults between January and September 2002. SNH/FVE believe that the true amounts of the payment defaults are greater and should be calculated from the effective date of the Agreements. Nonetheless, these admitted defaults alone are material.

                  More than ten (10) Business Days have passed since the notice of default. MSLS has not cured its failure to make payments due to SNH/FVE pursuant to the Agreements, the Estoppel Agreement, and applicable law. MSLS' failures to make such payments within ten (10) Business Days constitute Events of Default pursuant to Section 16.02(B) of the Agreements.

                  SNH/FVE hereby provide notice to MSLS that each of the Agreements are terminated, effective 30 days from the date of this notice, pursuant to Section 16.03(A)(i) of the Agreements and applicable law. We understand that Section 16.03(A)(i) of the Agreements provides that the effective date of the terminations may be extended to 75 days from the date of this notice in order to comply with applicable employee warn laws. The wages and benefits of all community based employees are currently the financial responsibility of Five Star. Five Star intends to continue all of these employees on their current economic terms and conditions, and, accordingly, we do not believe the longer period is applicable.

                  As you know, Five Star, and not Marriott, is the licensed operator of the communities. In these circumstances, notice to health regulators may not be technically required in most states. Nonetheless, Five Star believes notice of the terminations of MSLS' management should be given to all appropriate health regulators and third party payors, and Five Star proposes to do so. Five Star is also very concerned that the fact of these terminations should be properly communicated to all residents and staff of the 31 communities. Many of the residents of the communities are aged or in ill health. Any alarmist or ill considered communications could have serious medical consequences to these individuals as well as adverse economic consequences to the financial performance of the communities. In accord with MSLS' responsibilities under the Agreements, we ask that Marriott and MSLS designate an individual (or group of individuals) to work with a Five Star transition team to coordinate preparation and giving of these notices in a manner which complies with applicable laws and which will be least disruptive. Please provide to the undersigned the name and contact information for the MSLS team leader in this regard.



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                  SNH/FVE hereby reserve their rights, pursuant to Sections
16.03(A)(ii), (A)(iii), and (C) of the Agreements, and applicable law, to seek damages or any other available remedy for MSLS' material breaches. All payments currently owed to SNH/FVE continue to accrue interest pursuant to Section 16.03(B) of the Agreements. Furthermore, MSLS continues to be in material breach of multiple other clauses in the Agreements, the Estoppel Agreement and applicable law, that have thirty (30) day cure periods pursuant to Section 16.02(C) of the Agreements. These other material breaches can no longer be cured because SNH/FVE have now exercised their rights to terminate the Agreements. Moreover, many of these other material breaches are by nature not curable because they involve obfuscation and misconduct on the part of MSLS that go to the core of the Agreements. SNH/FVE hereby assert an independent right to terminate the Agreements, because of these other material breaches, pursuant to
Section 16.03(A)(i) of the Operating Agreements and applicable law. SNH/FVE also reserve their right, pursuant to Sections 16.03(A)(ii), (A)(iii) and (C) of the Agreements, and applicable law, to seek damages or any other available remedy for these other material breaches.



                                           Very truly yours,





                                           /s/ James R. Carroll
                                           --------------------

                                           James R. Carroll